State of Delaware
Secretary of State
Division of Corporations
Delivered 02:37 PM 09/03/2010
FILED 02:37 PM 09/03/2010
SRV 100884640 - 3043417 FILE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK OF P2 SOLAR, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

P2 Solar, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of the Restated Certificate of Incorporation of the said Corporation, the Board of Directors on September 2, 2010 adopted the following resolution creating a series of 1,000,000 shares of preferred stock designated as "Series A Non-Voting Convertible Preferred Stock":

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation, a series of preferred stock, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1. *Designation and Amount*. There shall be a series of preferred stock that shall be designated as "Series A Non-Voting Convertible Preferred Stock," and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Non-Voting Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2. *Voting Rights*. The holders of shares of Series A Non-Voting Convertible Preferred Stock shall not have any voting rights with respect to any matters submitted to a vote of the stockholders of the Corporation.

3. *Conversion*.

(a) Conversion. Commencing on the date which is thirty six (36) months from the date of issuance of any Series A Non-Voting Convertible Preferred Stock, a holder of such issued shares may at such holder's option, at any time thereafter until redeemed, convert each such share of Series A Non-Voting Convertible Preferred Stock into 14.0625 fully paid and non-assessable shares of common stock.

(b) Exercise of Conversion Rights. Before any holder of the Series A Non-Voting Convertible Preferred Stock shall be entitled to exercise such holder's conversion rights, the holder shall surrender the certificate or certificates representing the shares to be converted and shall give written notice to the Company of the election to convert. The Company shall issue and deliver to such holder a certificate or certificates for the number of shares of common stock to which such holder shall be entitled.

The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates for the Series A Non-Voting Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of that date. Provided, however, that notwithstanding the foregoing, upon receipt of written notice of conversion from any holder of Series A Non-Voting Convertible Preferred Stock, the Corporation shall have the right, for a period of five (5) days thereafter, to exercise its right to redeem such shares pursuant to and in accordance with Section 5 of this Certificate.

(c) Fractional Share. The Corporation shall not issue fractional shares of common stock on the conversion of shares of Series A Non-Voting Convertible Preferred Stock. If except for the provisions of this Section 3(c), the Company is obligated to issue any fractional interest in a share of common stock on the conversion of shares of Series A Non-Voting Convertible Preferred Stock, then the Company shall, in lieu of issuing the fractional share for that fractional interest, adjust the fractional interest by payment to the holder of the converted Series A Non-Voting Convertible Preferred Stock of an amount in cash (computed to the nearest cent) equal to the current market value of the fractional interest, or if there is no current market value for the common stock, the Board of Directors in good faith shall determine the fair value of a share of common stock at the time of such conversion.

(d) Reserve Shares. The Company shall at all times reserve and keep available, out of its authorized but unissued shares of common stock, solely for the purpose of effecting conversion of the Series A Non-Voting Convertible Preferred Stock, the full number of shares of common stock deliverable on conversion of all shares of the Series A Non-Voting Convertible Preferred Stock from time to time outstanding. The Company shall, from time to time, in accordance with Delaware law, increase the authorized number of shares of common stock if at any time the authorized number of shares of common stock remaining unissued shall not be sufficient to permit the conversion of all outstanding shares of Series A Non-Voting Convertible Preferred Stock.

4. *Certain Restrictions*.

(a) As long as any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, the Company shall not do any of the following without first obtaining the affirmative vote or consent of the holders of a majority of the outstanding shares of Series A Non-Voting Convertible Preferred Stock:

(i) Reclassify any capital stock in a manner that alters the designations, preferences, powers, and/or the relative, participating, optional, or other special rights, or the restrictions provided for the benefit of, the Series A Non-Voting Convertible Preferred Stock; or

(ii) Amend, alter, or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, the Company's Articles of Incorporation or the Company's Bylaws that is adverse to the rights and preferences of the Series A Non-Voting Convertible Preferred Stock.

5. *Optional Redemption by Corporation*.

(a) The Corporation shall have the following rights to redeem shares of the Series A Non-Voting Convertible Preferred Stock:

(i) At any time prior to the conversion of any Series A Non-Voting Convertible Preferred Stock, and for a period of five (5) days following receipt of a written notice of

conversion, the Corporation shall have the right to redeem any issued shares of Series A Non-Voting Convertible Preferred Stock at a price of $2.25 per share (the "Corporation Redemption Amount");

(ii) Any redemption made by the Corporation pursuant to this Section 5 (the "Corporation Redemption") shall be made by providing five (5) business days' advance written notice (the "Corporation Redemption Notice") to the holders of shares of Series A Non-Voting Convertible Preferred Stock. The Corporation may redeem all of the outstanding shares of Series A Non-Voting Preferred Stock; and

(iii) The price per share of Series A Non-Voting Convertible Preferred Stock required to be paid by the Corporation pursuant to Section 5 (the "Corporation Redemption Amount") shall be paid in cash to the holders whose Series A Non-Voting Convertible Preferred Stock is being redeemed within five (5) business days of the effective date of the Corporation Redemption (the "Corporation Redemption Date"); *provided, however*, that the Corporation shall not be obligated to deliver any portion of the Corporation Redemption Amount until either the Preferred Stock Certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation of the same. Notwithstanding anything herein to the contrary, in the event that the stock certificates representing the shares of Series A Non-Voting Convertible Preferred Stock being redeemed are not delivered to the Corporation or the transfer agent or the holder fails to notify the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed prior to the fifth business day following the Company Redemption Date, then the redemption of the Series A Non-Voting Convertible Preferred Stock pursuant to this Section 5 shall still be deemed effective as of the Corporation Redemption Date, but the Corporation Redemption Amount shall be paid in cash to the holder whose shares of Series A Non-Voting Convertible Preferred Stock are being redeemed only within five (5) business days of the date the Preferred Stock Certificates representing such shares are actually delivered to the Corporation or the transfer agent or the holder notifies the Corporation that such preferred stock certificates have been lost, stolen or destroyed.

6. *Rank.* The Series A Non-Voting Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank pari passu with the Corporation's common stock.

7. *Amendment.* At any time that any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be amended, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series A Non-Voting Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Non-Voting Convertible Preferred Stock, voting separately as a class.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of September, 2010.

P2 SOLAR, INC.

By: ______________________

Name: Raj-Mohinder S. Gurm

Title: Chief Executive Officer